                                                                   EXHIBIT 10.1


                     EMPLOYMENT AGREEMENT FOR EDWARD D. FOX

        This Employment Agreement (this "Agreement") is made and entered as of January 1, 2002 (the "Effective Date") by and between Edward D. Fox (the "Executive") and Center Trust, Inc. (the "Company") and CT Operating Partnership, L.P. (the "Partnership"). (The Company and the Partnership are hereinafter collectively referred to as the "Employers.")

        The Employers and Executive previously entered into that certain employment agreement dated as of January 1, 1999 (as amended)(the "Prior Agreement"). The parties agree that, except as set forth herein, the Prior Agreement is terminated as of the Effective Date.

        1. Positions and Duties. The Employers hereby employ Executive as the Chief Executive of the Company and as an employee of the Partnership during the "Term of Employment" (as hereinafter defined) of this Agreement, with powers and duties consistent with such position and Executive's stature and experience and as may be required by the Board of Directors ("the "Board") of the Company and the General Partner (the "General Partner") of the Partnership (the "Duties"). In addition, for so long as Executive is elected by the Company's stockholders to serve as a member of the Board, then for so long as Executive is an employee of the Company, Executive agrees to serve as a member thereof. The Duties shall be generally performed at the offices of the Company where located from time to time. In addition, the Duties may be performed by Executive from time to time on a temporary travel basis at such other locations as the Company or the Partnership shall reasonably request consistent with their reasonable business needs. Executive shall report to the Board and the General Partner. Executive shall have such executive power and authority as shall reasonably be required to enable Executive to discharge the duties of such offices. In addition, Executive has been elected by the Board to serve as Chairman of the Board of Directors (however, this shall not entitle Executive to remain as Chairman and Executive may be removed as Chairman by the Board pursuant to the Company Bylaws).

        Executive shall use Executive's good faith best efforts and judgement in performing Executive's duties as required and to act in the best interest of the Employers. Executive shall devote such time, attention and energies to the business of the Employers as are reasonably necessary to satisfy Executive's required responsibilities and duties hereunder. Both Executive and Employers expect that over the course of the Initial Term of this Agreement and thereafter for each Extension Term, if any, Executive's time, attention and energies shall be approximately in the same proportion as the Fixed Salary Executive is now receiving compared to the Fixed Salary Executive received in his Prior Agreement. Executive may engage in other activities for Executive's own account while employed hereunder, including charitable, community activities and business activities with the approval of the Employers provided that such other activities do not conflict or interfere with the performance of Executive's duties hereunder.

        2. Term. The term of this Agreement will commence on the Effective Date and shall continue until December 31, 2004 (the "Initial Term") unless earlier terminated as provided for in Section 7. At the expiration of each year during the Initial Term and each anniversary thereafter, the term of this Agreement shall automatically be extended for an additional year (the "Extension Term") (such that there shall always be a "rolling" three year term unless either party shall have given written notice to the other party at least ninety (90) days prior to the end of a given year that it does not desire to continue to extend the term of this Agreement. If Executive's


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employment term under this Agreement is extended for an Extension Term, it shall thereafter or during any Extension Term be terminable only as provided in
Section 7. References herein to either the "Term" or the "Term of Employment" of this Agreement shall refer to both such Initial Term and any Extension Term, as they may be terminated pursuant to Section 7 below.

        3. Salary. Commencing on the Effective Date, and for the duration of the Term of Employment, the Company shall pay to Executive a Fixed Salary, payable in equal installments, no less frequently than monthly, in accordance with the Company's prevailing payroll policy (the "Fixed Salary") in the amounts set forth in this paragraph:

        From January 1, 2002 through April 15, 2002 -- $109,375 From April 15, 2002 through June 30, 2002 -- $39,063
        From July 1, 2002 through December 31, 2002 -- $37,500 From and after January 1, 2003 -- $75,000 annually

        The Fixed Salary of Executive shall be reviewed on an annual basis and may be increased (but not decreased), if appropriate, on an annual basis.

        In addition to the Fixed Salary, the Employers may pay Executive a bonus ("Bonus") on an annual basis in an amount up to 100% of Fixed Salary to be determined by the Board in accordance with criteria as reasonably determined by the Compensation Committee of the Board. For all calendar years beginning 2002 the Bonus shall be payable in cash. Notwithstanding the foregoing, the Bonus for calendar year 2002 shall be no less than $75,000.

        4. Expenses. In accordance with the Employers' policies, the Employers will promptly reimburse Executive for all reasonable travel and business expenses paid or incurred by Executive in the performance of his duties hereunder. The Employers shall promptly reimburse Executive for all reasonable expenses incurred by Executive with respect to professional memberships and continuing education upon evidence of receipt in accordance with the Employers' policies.

        5. Long Term Incentive Compensation. Employers have previously granted to Executive 243,750 shares of the Company's common stock (the "Incentive Stock") of which 240,000 shares shall vest in accordance with the provisions hereafter;

                (a). 45,000 of such Incentive Stock shall vest as follows; if Executive is employed on the last day of the calendar quarter ("Time Vesting") commencing April 1, 2002, 3,750 shares shall vest. A similar amount shall vest each calendar quarter thereafter in accordance with the foregoing Time Vesting until all such shares have vested.

                (b). 195,000 shares of such Incentive Stock shale vest as follows; one-half (97,500 shares) shall vest in two increments; fifty (50) percent (48,750 shares) on January 2, 2003 and the remaining fifty (50) percent (48,750 shares) on January 2, 2004. The remaining amount of Incentive Stock (97,500 shares) shall vest upon the Effective Date of this agreement.



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                (c). The remaining 3,750 shares (243,750 Incentive Shares
                previously granted less the 240,000 shares vesting as provided above) shall be applied in-lieu-of the initial additional Incentive Stock grant as provided in the two paragraphs immediately following.

        Additional Incentive Stock shall be granted such that there shall always be 45,000 shares of Incentive Stock outstanding and unvested. As the Incentive Stock vests in accordance with the Time Vesting a similar increase in unvested Incentive Stock shall occur so that there shall always be 45,000 shares of Incentive Stock that is unvested. For example, at the end of the first quarter Executive shall be vested in 3,750 shares of Incentive Stock and the amount of outstanding unvested Incentive Stock shall be increased by 3,750 shares to bring the total unvested amount back up to 45,000 shares. The first of such grant has been provided for in the preceding paragraph.

        Dividends on the vested and unvested Incentive Stock shall be paid to Executive on that date when dividends are paid to shareholders:

        5.1. Executive Benefits. During the Term of Employment, Executive shall be entitled to the following benefits (collectively, the "Executive Benefits"):

             (a) Executive and his eligible dependents shall be included in-group hospital, surgical, medical and dental benefit plans of the Employers in accordance with the Employers' policies.

             (b) Except as otherwise provided herein, Executive shall be entitled to participate in any profit-sharing, stock option, pension or other plans, benefits or policies generally available to other currently existing officers of the Employers' on the terms generally applicable to such officers, if and to the extent that Executive is eligible to participate in accordance with the provisions of any such plans or benefits, provided, however, that any such benefits or plans are not duplicative of those provided in this Section 5. Nothing in this Section 5(b) is intended or shall be construed to require the Employers to institute any plan or benefits, or to maintain or refrain from amending or terminating any such existing plan or benefits.

             (c) The Employers shall provide Executive with an automobile allowance of $500 per month.

        6. Allocation of Costs of Compensation and Benefits. The obligation of the Employers to pay Executive the compensation and benefits provided under this Agreement shall be allocated between the Company and the Partnership based upon the amount of the services provided by Executive to each of them, as they shall agree from time to time, provided, however, that in the event of a default by the Employers in paying such compensation and benefits, the Employers shall be jointly and severally liable to Executive for such compensation and benefits.

        7. Termination.

            (a) The Employers shall have the right, at their election, to terminate the Term of Employment for "good cause" (defined below). Executive will have no right to any further Fixed Salary from and after termination for "good cause," or to accrue any Executive Benefits



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thereafter. For purposes of this Agreement, the Employers shall have "good cause" to terminate Executive's employment hereunder upon a finding by the Board or the General Partner that Executive has (1) engaged in acts or omissions with respect to the Employers which constitute intentional misconduct which has a material adverse effect on the Company or Employers or a commission of a felony;
(2) personally received a benefit in money, property or services from the Employers or from another person dealing with the Employers (in excess of de minimis amounts) in known violation of applicable law (which is not returned in kind or value); (3) breached his confidentiality covenant with the Employers which has a material adverse effect on the Company or Employers; (4) breached his fiduciary duty of loyalty to the Employers under applicable law; (5) failed to satisfactorily perform services for the Employers which have been reasonably requested of him by the Board or the General Partner and which are consistent with the terms of the Agreement; (6) failed to achieve the performance goals reasonably set forth for Executive from time to time; or (7) failed to otherwise comply with the terms of this Agreement; provided, however, that "good cause" shall not exist with respect to items (5), (6), and (7) unless and until the Employers provide Executive with (a) at least sixty (60) days prior written notice of their intention to terminate his employment for good cause, and (b) a reasonable opportunity and a reasonable period of time to cure any curable acts or omissions on which the finding of good cause is based. If Executive cures such acts or omissions on which the finding of good cause is based during the sixty (60) day period (or such reasonable time period thereafter provided Executive is diligently and in good faith pursuing such cure), the Employers shall not have good cause to terminate Executive's employment hereunder. Notwithstanding the forgoing, no notice prior to "good cause" termination shall be required from the Employers to Executive with respect to items (1) through
(4). Should the Employers terminate the Term of Employment in accordance with the provisions of this Section 7(a) items (1) through (4), the Employers shall pay to Executive upon the date of termination only his Fixed Salary through the date of termination and any bonus which Executive has been awarded as of the date of termination which has not yet been paid to him and any other vested benefits or rights. Should the Employers terminate the Term of Employment in accordance with the provisions of this Section 7(a) items (5) through (7), the Employers shall pay to Executive in cash upon the date of termination his Fixed Salary through the date of termination which has not yet been paid to him, any Bonus accrued to date (based on the prior calendar year's Bonus or $75,000 if within twelve months of the Effective Date of this agreement) any other vested benefits and rights and an additional twelve (12) months Fixed Salary based upon the prior twelve (12) months.

            (b) Notwithstanding anything to the contrary contained in this Agreement, including Section 2, Executive's employment with the Employers is not for any specified term and may be terminated by the Employers at any time, for any reason, with or without cause, without liability except with respect to the payments provided for by this Section 7(b). Accordingly, the Employers shall have the right, at their election, to terminate the Term of Employment without "good cause," cause of any kind, or for any reason or no reason whatsoever, by giving Executive at least ninety (90) days written notice of their intention to terminate the Term of Employment. Should the Employers terminate the Term of Employment in accordance with the provisions of this Section 7(b), the Employers shall pay to Executive, in cash, not later than the effective date of such termination, a sum equal to any unpaid Fixed Salary accrued to date as well as a pro rata portion of the prior calendar year's annual bonus (or $75,000 if within twelve months of the Effective Date of



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this agreement) and a sum in cash equivalent to one year of Executive's Fixed
Salary and one year's Bonus (deemed for this purpose to be the prior years bonus or $75,000 if within twelve months of the Effective Date of this agreement). In addition, any Restricted Shares (either Incentive Stock, Bonus Stock or otherwise) then held by Executive shall immediately and fully vest without condition. All other benefits provided for in this Agreement and compensation payable under this Agreement shall cease on such date of termination of employment except to the extent accrued as of such date.

            (c) Executive shall have the right, at his election; to terminate the Term of Employment for "Employers' Material Breach," which shall consist of the Employers' failure or refusal to comply with a material term of this Agreement or for "Good Reason" (defined below). The Employers and Executive hereby agree that the following shall constitute a "failure or refusal to comply with a material term of this Agreement": the Employers' failure or refusal to comply with the provisions of Sections 3, 4, 5, or 6 hereof unless such failure or refusal to comply arises out of a bona fide dispute. In order to terminate the Term of Employment, Executive shall be required to give written notice specifying the claimed breach or Good Reason and the Employers shall have failed to correct the claimed breach or Good Reason, if the same is curable, or alter the objectionable pattern of conduct specified in the applicable written notice, thirty (30) days (ten (10) days in the case of a breach based upon non-payment of compensation due under this Agreement) or such reasonable time period thereafter provided the Company is diligently and in good faith pursuing such cure (however such additional time period shall not be applicable in the case of non-payment of compensation) after the receipt of the applicable notice. "Good Reason" shall mean (a) any removal of Executive from the office of Chief Executive Officer or Chairman of the Board without cause and without Executive's prior written consent; (b) any material decrease in Executive's authority or responsibilities as Chief Executive Officer or Chairman of the Board of the Company without Executive's prior written consent; (c) if Executive is not elected by the Company's shareholders to serve as a member of the Board; (d) any attempt to terminate or avoid the indemnity obligations of the Company by the Company set forth in that certain Indemnity Agreement dated as of August 14, 1997 by and between the Executive and the Company (except as may be provided in said Indemnity Agreement); or (e) the occurrence of a "Change of Control"(as defined below). Should Executive terminate the Term of Employment due to Employers' Material Breach or for Good Reason in accordance with the provisions of this Section 7(c) the Employers shall pay to Executive, in cash not later than the effective date of such termination, (a) any unpaid Fixed Salary accrued to date as well as a pro rata portion of the prior calendar year's annual bonus (or $75,000 if within twelve months of the Effective Date of this agreement) and
(b) a sum in cash equivalent to one year of Executive's Fixed Salary (or $75,000 if within twelve months of the Effective Date of this agreement) and one year's Bonus (which shall not be discretionary and shall be fixed in the amount of $75,000). In addition, any Options and Restricted Stock (either Incentive Stock, Bonus Stock or otherwise) then held by Executive shall immediately and fully vest without condition. All other benefits provided for in this Agreement and compensation payable under this Agreement shall cease on such date of termination of employment except to the extent accrued as of such date. In the event the Employers elect to not renew this Agreement as specified in Section 2 above and Executive elects to terminate his employment with the Employers within 60 days of such notice of non-renewal, such termination shall be deemed to be a termination pursuant to this subparagraph (c) and Executive shall be entitled to the severance benefits set forth in this subparagraph (c).

        "Change of Control" shall mean an event as a result of which: (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended, (the "Exchange Act")) other than Prometheus Western Retail, LLC or LF Strategic



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Realty Investors L.P. or their affiliates (collectively, Lazard Entities") or any employee benefit plan maintained by the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), except that a person has the right to acquire, whether such right is exercisable immediately or only upon the passage of time, directly or indirectly, of more than 40% of the total voting power of the voting stock of the Company ; (2) the Company consolidates with or merges with or into another corporation or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any corporation consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Company is changed into or exchanged for (x) voting stock of the surviving or transferee corporation or (y) cash, securities (whether or not including voting stock) or other property, and (B) the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than 60% of the voting power of the voting stock of the surviving corporation immediately after such transaction; or (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of the Company (which individuals shall be deemed to include any "new" directors whose election or appointment by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election, appointment or nomination was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office; or (4) the Company is liquidated or dissolved or adopts a plan of liquidation.

            (d) Executive shall have the right, at his election, to terminate the Term of Employment for any or no reason, other than due to Employers' Material Breach or for Good Reason, by giving the Employers at least sixty (60) days written notice of his intention to terminate the Term of Employment. Should Executive terminate the Term of Employment in accordance with the provisions of this Section 7(d), the Employers shall pay to Executive only his Fixed Salary through the date of termination and any bonus which Executive has been awarded as of the date of termination but which has not yet been paid to him.

            (e) The Term of Employment shall terminate automatically upon Executive's death or upon Executive's physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Employers, renders Executive unable to perform his duties under this Agreement for more than 90 days in any 180 day period. Upon the termination of the Term of Employment in accordance with the provisions of this Section 7(e), the Employers shall pay to Executive (or, in the event of his death, his designated beneficiary or estate) his Fixed Salary through the date of termination and any bonus which Executive might have been awarded as of the date of termination (based upon the prior year's bonus, or $75,000 if within the first year of the Term of Employment) but which has not yet been paid to him. In addition, the Employers' shall continue to pay to Executive (or, in the event of his death, his designated beneficiary or estate) his Fixed Salary (and continue to provide health insurance benefits to the parties previously insured under Employer's policy at the Executive's election) for a twelve (12) month period ending on the first anniversary of Executive's death or termination of employment by reason of disability.



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            (f) Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by Executive in the course of or incident to his employment by the Employers belongs to the Employers and shall be promptly returned to the Employers immediately upon the termination of the Term of Employment. Upon the termination of the Term of Employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Employers or any affiliate of the Employers.

        8. Mitigation. The Employers and Executive agree that Executive shall have no duty of mitigation. Accordingly, the parties agree that any compensation earned by Executive after the date of his termination of employment hereunder shall not be used to offset any severance benefit payable pursuant to Section 7.

        9. Confidential Information. During the Term of Employment and for a one year period thereafter Executive agrees not to disclose to any person not employed by the Employers or any affiliated entity and not engaged to render services to the Employers or any affiliated entity any confidential information obtained while in the employ of the Employers; provided, however, that the restrictions contained herein shall not apply to information that (i) is or becomes generally available to the public other than as a result of disclosure by Executive in violation of this Agreement, (ii) is or becomes available to Executive on a non-confidential basis from a source other than the Employers or their representatives) which is not, to Executive's knowledge, prohibited from transmitting the information to Executive or his representatives by a contractual, legal, fiduciary or other obligation, (iii) was independently acquired or developed by Executive without violating Executive's obligations under this Agreement, or (iv) is furnished to a third party by the Employers or any representative of the Employers without similar non-disclosure restrictions on the third party's use of such information. In addition, this Section 12 shall not preclude Executive from the use or disclosure of information known generally to the public or of information not considered confidential by the Employers or any affiliated entity or from making disclosures required by law or court order or to carry out Executive's duties hereunder.

        For purposes of this Agreement, the term "confidential information" shall include all information of any nature and in any form which is owned by the Employers and which is not publicly available or generally known to persons engaged in businesses similar to that of the Employers, including, but not limited to, research techniques; patents and patent applications; inventions and improvements, whether patentable or not; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts related to sales, advertising, promotions, financial matters, customers, customer lists or customers' purchases of goods or services from the Employers; industry contracts; and all other secrets and information of a confidential and proprietary nature.

        10. Insurance. During the term of this Agreement, the Company shall use its best efforts to maintain, at its expense, officers and directors fiduciary liability insurance that would cover Executive in an amount of no less than $15 million.

        11. Disputes. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of any party to this Agreement, be finally determined and settled by arbitration in Los Angeles, California, in accordance with the Employment Dispute Resolution rules and procedures of the American



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Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement (including the occurrence of an Employers' Material Breach), the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief that may be granted; provided, however, that neither party shall be entitled to recover more than $100,000 from the other pursuant to this Section 11. Executive acknowledges and understands that by agreeing to this provision he is waiving his right to a jury trial. Executive also acknowledges that the provision of this paragraph on the costs of the arbitration forum have been specifically negotiated and are fair and reasonable.

        12. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Employers, Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

        13. Governing Law. This Agreement is being made and executed in and is intended to be performed in the State of California and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California, without regard to the conflict of laws principles thereof.

        14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        15. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

            (a) If to the Employers, addressed to the Employers' principal offices to the attention of General Counsel, at 3500 Sepulveda Blvd., Manhattan Beach, California 90266;

            (b) If to Executive, to him at the address set forth below under this signature; or at any other address, as any party shall have specified by notice in writing to the other parties.

        16. Entire Agreement. As of the Effective Date, the terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Employers and may not be contradicted by evidence of any prior or contemporaneous agreement. The Prior Agreement is hereby terminated as of the Effective Date. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

        17. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing and signed by Executive and the Employers.



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        18. No Effect on Other Contractual Rights. The provisions of this
Agreement, and any other payment provided for hereunder shall not in any way diminish Executive's rights under any employee benefit plan, program or arrangement of the Employers to which he may be entitled as an employee of the Employers.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the data and year first above written.


                                         EXECUTIVE:

                                         EDWARD D. FOX


                                         -------------------------------------
                                         Street Address
                                         City
                                         State
                                         Zip



                                         THE COMPANY:


                                         CENTER TRUST, INC.,
                                         a Maryland corporation



                                         By:
                                            ----------------------------------
                                         Its:
                                             ---------------------------------



                                         THE PARTNERSHIP:

                                         CT OPERATING PARTNERSHIP, L.P.,
                                         a California limited partnership


                                         By:  CENTER TRUST, INC.,
                                              a Maryland corporation

                                              By:
                                                 -----------------------------
                                                 Its:
                                                     -------------------------





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